EX-35.7
(logo) ncb

2011 Crystal Drive
Suite 800
Arlington, Virginia 22202
TEL (703) 302-8000
TOLL (800) 955-9622
FAX (703) 647-3460

March 3, 2008

Wells Fargo Bank, N.A.
Attention: Corporate Trust Services (CMBS)- CSFB 2007 C4
9062 Old Annapolis Road
Columbia, Maryland 21045-1951

RE: Annual Statement as to Compliance CSFB Series 2007-C4

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement herewith is the Officer's Certificate.

a. A review of the activities of the Special Servicer during the preceding calendar year and of its performance under the Pooling and Servicing Agreement has been made under such officer's supervision.

b. To the best of my knowledge, based on these reviews, the Special Servicer has fulfilled all obligations under this agreement in all material respects throughout the year.

c. We have received no notice regarding the qualification, or challenging the status, of the Upper-Tier REMIC, the Lower-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust from the IRS or any other governmental agency or body.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2008.

NCB

By: /s/ Michelle Connelly
Name: Michelle Connelly
Title: Senior Vice President, Investor Compliance

www.ncb.coop
Banking & Financial Services
Cooperative Expansion
Economic Development


NCB refers to National Consumer Cooperative Bank and its subsidiaries (primarily NCB, FSB and NCB Financial Advisors, Inc.), its affiliated non-profit corporation, NCB Capital Impact, and also NCB Community Works, which is jointly owned by NCB and NCB Capital Impact. Each is a separate entity within the NCB Financial Group.